UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2008

NYMEX Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33149	13-4098266
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One North End Avenue, World Financial Center, New York, NY	10282-1101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 299-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On March 17, 2008, NYMEX Holdings, Inc. (“NYMEX Holdings”) and CME Group Inc. (“CME Group”) issued a joint press release announcing that they had entered into an Agreement and Plan of Merger (the “Merger Agreement”) relating to the proposed acquisition of NYMEX Holdings by CME Group and the other matters described therein. Pursuant to the terms of the Merger Agreement and subject to the conditions thereof, each issued and outstanding share of NYMEX Holdings common stock will be converted into the right to receive total consideration equal to (1) 0.1323 of a share of CME Group Class A common stock and (2) $36.00 per share in cash. Holders of NYMEX Holdings common stock can elect to receive either CME Group Class A common stock or cash for each share of NYMEX Holdings common stock, subject to proration in the event either the stock election or the cash election is oversubscribed. These adjustments, however, will not increase or decrease the total shares of CME Group Class A common stock to be issued by CME Group in the merger, estimated to total 12.5 million shares, or the total amount of cash to be paid by CME Group in the merger, estimated to total $3.4 billion. If the cash election is oversubscribed, CME Group has the option of increasing the total amount of cash consideration, subject to certain limitations. Also pursuant to the Merger Agreement, New York Mercantile Exchange, Inc., a wholly-owned subsidiary of NYMEX Holdings (“NYMEX”), is required to offer to purchase 100% of the outstanding Class A membership interests in NYMEX for consideration not to exceed $500 million in the aggregate, or approximately $612,000 per Class A membership. Subject to an affirmative vote by NYMEX Holdings and CME Group stockholders, the approval of amendments to the certificate of incorporation and bylaws of NYMEX by the NYMEX Class A members, the purchase by NYMEX of at least 75% of the outstanding Class A memberships, regulatory approvals and other closing conditions, the transaction is expected to close in the fourth quarter of 2008.

A copy of the joint press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The information required by Item 1.01 will be filed in a separate Current Report on Form 8-K.

IMPORTANT INFORMATION

In connection with the proposed transaction, the parties intend to file relevant materials with the Securities and Exchange Commission (“SEC”), including a joint proxy statement/prospectus. Such documents, however, are not currently available. Investors are urged to read the joint proxy statement/prospectus regarding the proposed transaction when it becomes available, because it will contain important information. Investors will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about CME Group and NYMEX Holdings without charge, at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC. Copies of the joint proxy statement/prospectus can also be obtained, without charge, once they are filed with the SEC, by directing a request to NYMEX Holdings, Inc., Attention: Investor Relations, at One North End Avenue, World Financial Center, New York, New York 10282, (212) 299-2000.

NYMEX Holdings and their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from NYMEX Holdings shareholders in respect of the proposed transaction. Information regarding NYMEX Holdings’ directors and executive officers is available in their respective proxy statements for their 2007 annual meeting of stockholders. Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and the other relevant documents filed with the SEC when they become available. This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit 99.1	Joint press release, dated March 17, 2008, issued by NYMEX Holdings, Inc. and CME Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NYMEX Holdings, Inc.

By:	/s/ Richard Kerschner
Richard Kerschner General Counsel

Date: March 17, 2008

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 99.1	Joint press release, dated March 17, 2008, issued by NYMEX Holdings, Inc. and CME Group, Inc.

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